As filed with the Securities and Exchange Commission on January 13, 2003.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HIBERNIA CORPORATION
(Exact name of registrant as specified in its charter)

LOUISIANA	72-0724532
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

313 Carondelet Street
New Orleans, Louisiana 70130
(504) 533-3333
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

Cathy E. Chessin
Sr. Vice President, Secretary and Corporate Counsel
Hibernia Corporation
225 Baronne Street, 11th Floor
New Orleans, Louisiana 70112
(504) 533-3299
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time as soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE

Class A Common Stock, No par value	3,500,000 shares	$19.83	$69,405,000	$6,385.26

1.
This Registration Statement shall also cover any additional shares of Class A Common Stock that become issuable under the Dividend Reinvestment and Stock Purchase Plan by reason of any stock dividend or stock split or as the result of other anti-dilution provisions, pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”).

2.
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices of a share of the Company’s Class A Common Stock reported on the New York Stock Exchange reporting system on January 8, 2003.

Prospectus

HIBERNIA CORPORATION

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

3,500,000 Shares of Class A Common Stock
(No Par Value)

With this prospectus we are offering to record holders of our common stock participation in our Dividend Reinvestment and Stock Purchase Plan, as amended and restated effective as of the date of this prospectus. Mellon Bank, N.A. is the administrator of the plan. The plan provides a convenient way for you to invest in our common stock without trading fees or service charges. Under the plan you can reinvest the cash dividends paid on all or a portion of your Hibernia stock, and you can purchase additional shares of Hibernia stock by making optional cash payments.

When you reinvest your dividends, or use additional cash to purchase stock, the plan administrator will credit shares of Hibernia stock to your account based on a price calculated in one of two ways. If the shares are purchased directly from Hibernia, the price will be the average of the closing prices of Hibernia’s common stock as traded on the New York Stock Exchange for each of the last five trading days immediately prior to the purchase date. If the shares are purchased on the open market or in privately negotiated transactions, the price will be the weighted average of the prices the plan administrator actually paid for the shares.

Hibernia’s common stock is listed on the New York Stock Exchange and traded under the symbol “HIB.” Hibernia’s principal executive offices are located at 313 Carondelet Street, New Orleans, Louisiana 70130. Our telephone number is (504) 533-3333.

You should read this prospectus carefully so you will understand the features of the plan and how to participate in the plan. You should keep a copy of this prospectus for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2003.

Plan Highlights

•	You may participate in the plan if you are a record owner of shares of Hibernia stock.

•	You may purchase additional shares of Hibernia stock by automatically reinvesting the cash dividends paid on all or a portion of your shares of common stock.

•
If you are participating in the dividend reinvestment portion of the plan, you may also purchase additional shares of Hibernia stock by making additional cash investments of up to $3,000 per month, with a minimum investment of $100.

•	You will not be charged trading fees or other service charges when shares are purchased for your account under the plan.

•	You may deposit your Hibernia stock certificates, at no cost, with the plan administrator for safekeeping. These shares will then become subject to dividend reinvestment.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following, in question and answer form, are the provisions of the plan, as amended and restated effective as of the date of this prospectus. This amended and restated plan will apply to all purchases and sales made after the date of this prospectus.

PURPOSE AND USE OF PROCEEDS

1.	What is the purpose of the plan and how does Hibernia use the cash proceeds it receives?

The principal purpose of the plan is to provide record owners of Hibernia common stock with a convenient way to invest cash dividends and to make optional cash investments to purchase additional shares of Hibernia stock without paying any trading fees, service charges or other expenses.

To the extent shares are purchased directly from Hibernia, and not in the open market, Hibernia will receive additional funds for its general corporate purposes, including investments in, or extensions of credit to, Hibernia’s present and any future subsidiaries.

ADVANTAGES

2.	What advantages will I receive from the plan?

As a participant in the plan you can:

•	Buy additional shares of Hibernia stock by reinvesting dividends and investing optional cash payments without paying trading fees or other charges.

•	Use the full amount of your reinvested dividends or optional cash payments to buy shares of Hibernia stock, since fractional shares can be credited to your account.

•	Deposit your Hibernia stock certificates into your account and have your ownership of Hibernia stock maintained in book-entry form. These shares will then become subject to dividend reinvestment.

PARTICIPATION

3.	Who is eligible to participate in the plan?

If you are a record holder of Hibernia common stock, you are eligible to participate in the plan (unless you reside in a jurisdiction in which it is unlawful for Hibernia to permit your participation). You may participate in the plan with respect to any or all of your shares.

If you hold your shares in the name of a nominee, such as a brokerage house or a securities depository, you may participate by making arrangements with that nominee to participate on your behalf. If you are unable to arrange for your nominee to participate on your behalf, you can participate in the plan by changing the record ownership of your shares so that they are in your name. Your broker or other nominee can help you do this. Hibernia does not charge you a fee to register shares in your name, but your broker or nominee may charge a fee.

4.	How can I participate in the plan?

A record holder of Hibernia stock may join the plan by signing an authorization card and returning it to the plan administrator at the address listed in Item 6 below, or by enrolling on-line through Investor ServiceDirectSM at www.melloninvestor.com. If you have more than one account, you must submit an authorization for each account. Once you are enrolled in the plan, you need not do anything further to continue your participation.

When you enroll in the plan, you may elect one of the following:

•	To reinvest dividends that are paid on all of your shares (including those you acquire in the future);

•
To specify the number of shares as to which you wish to continue to receive cash dividends and elect that dividends on the remainder of your shares (including those you acquire in the future) will be reinvested; or

•
To specify the number of shares as to which you wish dividends to be reinvested and elect to continue to receive cash dividends on the remainder of your shares (including those you acquire in the future).

If you decide to change the number of your shares on which you have elected dividends to be reinvested or on which you have elected to receive dividends in cash, you must contact the plan administrator. Dividends on any shares you hold in book-entry form in the plan will be reinvested.

5.	When can I join the plan?

You can join the plan at any time, as long as you are an eligible shareholder.

The plan administrator must receive your authorization to reinvest dividends at least five business days before the record date for payment of a particular dividend. This date is the enrollment deadline. If the plan administrator receives your authorization after the enrollment deadline for a particular dividend, the reinvestment of your dividends will begin with the next succeeding dividend.

Ordinarily, dividend payment dates for Hibernia stock are set in the months of February, May, August and November, on or about the 20th of the month. The dividend record date normally precedes the dividend payment date by approximately two to three weeks. The payment of dividends is at the discretion of Hibernia’s Board of Directors and will depend upon future earnings, the financial condition of Hibernia, governmental regulations and other factors. Hibernia’s Board may change the amount and timing of dividends at any time without notice. This plan does not represent a guarantee of future dividends.

ADMINISTRATION

6.	Who administers the plan and how can I contact them?

Mellon Bank, N.A. administers the plan as agent for the shareholders who participate in the plan. The responsibilities of the plan administrator are described in Items 24 and 25 below. Certain administrative functions are performed by its affiliate, Mellon Investor Services.

All communications regarding the plan should be made to the plan administrator through Mellon Investor Services. You can contact the plan administrator or obtain information and perform certain transactions on your account as follows:

Internet. You can obtain information and perform certain transactions on your Hibernia account on-line via Investor ServiceDirectSM. To gain access, you will need a password, which you may establish when you visit the website. If you forget your password, call 1-877-978-7778 to have it reset. To access Investor ServiceDirectSM please visit the Mellon Investor Services website at

www.melloninvestor.com

Telephone. Telephone the plan administrator’s Hibernia shareholder customer service number toll-free within the United States and Canada at

1-800-814-0305

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m. Eastern Time, Monday through Friday (except holidays).

In Writing. You may also write to the plan administrator at the following address:

Mellon Investor Services
P.O. Box 3338
South Hackensack, NJ 07606-1938

Please be sure to include your name, address, daytime telephone number, social security or tax ID number and a reference to Hibernia Corporation on all correspondence.

COSTS

7.	Will I have any expenses in connection with the plan?

You will incur no trading fees or other service charges for the purchases made under the plan. Hibernia pays all costs of administration for those purchases. If you sell shares that you hold in the plan, you will incur certain costs, which are described in Items 16 and 20 below. See also Item 21 below for a description of certain federal income tax consequences of participating in the plan.

PURCHASES

8.	How many shares of Hibernia stock will be purchased for my account?

The number of shares purchased for you depends on the amount of the dividend that you receive, any optional cash payments that you make and the market price of Hibernia stock. The number of shares purchased for your account will equal the amount to be invested divided by the applicable purchase price per share. Fractional shares (currently computed to four decimal places) will also be credited to your account. Item 9 below describes how the applicable purchase price is determined.

9.	When and at what price will Hibernia stock be purchased for my account?

The plan administrator will purchase shares for your account in one of the following ways, which will be solely in Hibernia’s discretion:

•	Directly from Hibernia (in which case they will be either shares that are authorized and unissued or shares that are held in Hibernia’s treasury);

•	On the open market or in privately negotiated transactions; or

•	In any combination of the above.

Shares that are purchased directly from Hibernia with reinvested dividends will be purchased as of the dividend payment date. Shares that are purchased directly from Hibernia with optional cash payments will be purchased as of the dividend payment date in months when a dividend is paid and as of the 20th of the month (or the first business day after the 20th) in months in which no dividend is paid (provided that the funds are received on or before the 15th day of the month).

If Hibernia directs the plan administrator to purchase stock for your account on the open market or in privately negotiated transactions, those purchases will occur on the dates specified in the preceding paragraph or as soon after those dates as is practical.

Any purchase may be delayed if necessary to satisfy securities law requirements or for other reasons.

You will become the owner of the shares purchased for you under the plan on the date that such shares are purchased; however, for federal income tax purposes, your holding period will begin on the following day. Item 21 below describes federal income tax consequences of participating in the plan.

The price of shares purchased directly from Hibernia with reinvested dividends and optional cash payments is the “current market value” of the common stock. The current market value will be the average of the closing prices of Hibernia’s common stock as traded on the New York Stock Exchange and reported in The Wall Street Journal (or other authoritative source) for each of the last five trading days immediately preceding the date the shares are purchased.

If the plan administrator purchases shares of Hibernia stock for your account in the open market or in privately negotiated transactions, the purchase price will be the weighted average of the prices actually paid for such shares. Hibernia will pay any trading fees or similar expenses incurred in connection with those purchases.

You should be aware that, since purchase times and prices are determined as described above, you will not be able to select the timing and pricing of investments in Hibernia stock made through the plan. This means that you will bear the market risk associated with fluctuations in the price of the stock. Also, because the purchase prices are averages, they may exceed the actual price at which shares are trading on the date of purchase. In addition, you cannot specify a particular number of shares to be purchased under the plan.

Dividends on all shares purchased for your account under the plan, whether through dividend reinvestment or optional cash payments, and shares sent to the plan administrator for safekeeping, will be automatically reinvested in additional shares of Hibernia stock. To stop dividend reinvestment on a portion of those shares, you must request that those shares be withdrawn from the plan and request that dividend reinvestment on those shares be discontinued. Item 15 below explains how to withdraw your shares from the plan, and Item 18 below explains how to discontinue dividend reinvestment on those shares. To stop dividend reinvestment on all of your shares, you must terminate your participation in the plan. Item 19 below explains how to terminate your participation in the plan.

No interest will be paid to you on funds that are being held pending the purchase of shares for your account. Once you commit to the purchase of Hibernia stock through the plan (as of the record date for reinvestment of a particular dividend and two business days prior to the investment of optional cash payments) those funds are not available for payment or return to you.

10.	Who is eligible to make optional cash purchases?

Only record holders of Hibernia stock who are participating in the dividend reinvestment portion of the plan are eligible to make optional cash payments for purchases of additional shares of Hibernia stock under the plan. Cash payments can be made by check or through electronic deductions from your bank account. Any optional cash payment received on or before the 15th day of the month will be applied to the purchase of shares on the purchase date for that month. If the plan administrator receives your optional cash payment after the 15th of the month, your funds will be automatically invested the following month, unless you timely request that your payment be returned. You can request the return of any optional cash payment by sending a written request to the plan administrator. The plan administrator must receive this written request at least two business days before the payment is to be invested. No interest will be paid on any optional cash payments.

You can make an optional cash payment when you enroll in the plan by enclosing a check or money order with the authorization card or as an electronic debit when you enroll on-line. Checks or money orders should be made payable to “Mellon Bank, N.A.,” and sent along with the authorization card in the envelope provided. After that, you can make optional cash payments at any time by sending them to the plan administrator, along with the stock purchase form attached to the statement of account (as described in Item 13 below) or by setting up an individual or automatic debit through Investor ServiceDirectSM at www.melloninvestor.com. Debits must be from a U.S. bank. You must include your plan account number on your check or money order and in any other correspondence to the plan administrator in connection with your plan account. If your bank account does not have funds that are sufficient to pay a check or debit for a particular optional cash payment, the plan administrator will not make an investment for you for that month, unless you make other arrangements with the plan administrator. Alternatively, the plan administrator reserves the right to sell shares from your account to recover the amount owed, plus a processing fee (which is currently $35).

11.	What are the limitations on making optional cash purchases?

The option to make cash purchases is available to you at any time. You do not have to send the same amount of money each month, and you are not obligated to make an optional cash payment in any month. Your optional cash payment must be at least $100 and your total cash payments for any calendar month may not be more than $3,000. Hibernia reserves the right, in its sole discretion, to determine who is an owner for purposes of these restrictions, whether one or more accounts should be aggregated for purposes of these restrictions and whether optional cash payments on behalf of any particular owner aggregate more than $3,000 in any one month.

CERTIFICATES FOR SHARES

12.	Will I receive a stock certificate for shares of Hibernia stock purchased under the plan?

Shares of Hibernia stock that you buy under the plan, through dividend reinvestment and optional cash payments, will be maintained in your plan account in noncertificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. You will see the number of shares purchased for your account on your plan statement. Dividends on all shares held in safekeeping will be reinvested. Only shares held in safekeeping may be sold through the plan.

If you own Hibernia stock in certificate form, you may deposit your certificates with the plan administrator at any time. The plan administrator will add them to your plan account and hold them for you in safekeeping. There is no charge for this service. The plan administrator will provide mail loss insurance coverage for Hibernia certificates you send them with a value not exceeding $100,000 in any one shipping package that is mailed to its address at 85 Challenger Road, Ridgefield Park, NJ 07660 by U.S. Postal Service registered mail or by any of the following overnight couriers: Airborne, DHL, Emery, ExpressMail, FedEx, Purolator, TNT and UPS. Mail loss insurance covers only the replacement of shares of stock and in no way protects against any loss resulting from fluctuations in the value of such shares.

If you request it, the plan administrator will issue to you, without charge, certificates for any number of whole shares credited to your account under the plan. In this prospectus, we have called your request to receive a certificate for some or all of the shares you have in the plan, a withdrawal. Those shares, even though withdrawn from book-entry form, will continue to participate in dividend reinvestment. Any remaining full and fractional shares will continue to be held in your plan account. No certificates representing fractional shares will be issued under any circumstances.

As noted in the preceding paragraph, withdrawal of a portion of your shares in the form of certificates should not affect the reinvestment of dividends on those shares unless you request that dividend reinvestment on those shares be discontinued. Similarly, withdrawal of all your shares in the plan may not result in your termination from the plan unless you request termination. The plan administrator will continue to reinvest cash dividends on the shares represented by your certificates unless you submit a new authorization that either reduces the number of your shares that are subject to dividend reinvestment under the plan, increases the number of shares as to which you have elected to receive dividends in cash or terminates your participation in the plan.

You may not assign or pledge shares credited to your account unless you have first received the certificates for such shares. If you wish to assign or pledge shares credited to your account, you must request withdrawal of those shares as described in No. 15 below. You may not write checks or drafts against your plan account.

REPORTS TO PARTICIPANTS

13.	What kind of reports will I receive?

As soon as practicable after each transaction, including the reinvestment of dividends, you will receive notice of the transaction, including the purchase or sale price and pertinent share information. You should retain these statements for tax purposes. In addition, you will receive copies of Hibernia’s annual report to shareholders, proxy statements and information for income tax reporting purposes.

DIVIDENDS

14.	How will I be credited with dividends on shares held in my account under the plan?

On the dividend payment date, the plan administrator will receive dividends for all full and fractional shares held in your account (and for any other shares owned by you that are subject to dividend reinvestment) as of the dividend record date and automatically reinvest those dividends in additional shares of Hibernia stock. The plan administrator will credit those additional shares to your account.

WITHDRAWING AND SELLING SHARES IN PLAN ACCOUNTS

15.	How do I withdraw shares from my account under the plan?

You may withdraw a portion of shares from your account (in other words, receive certificates for them), without terminating your participation in the plan as to those shares, by sending a notice to the plan administrator that specifies the number of shares you wish to withdraw. A certificate for whole shares of Hibernia stock that you withdraw will be registered in your name and mailed to you. No certificates representing fractional shares will be issued under any circumstances. The plan administrator will continue to reinvest dividends with respect to the shares you withdrew from your account unless you submit a new authorization that reduces the number of your shares that are subject to dividend reinvestment or increases the number of shares as to which you have elected to receive dividends in cash.

16.	Can I sell shares I hold in the plan?

You can sell any number of shares held in your plan account at any time by submitting a request to the plan administrator, either in writing or on-line. The plan administrator will charge you a service charge for selling shares for you, and you will be responsible for any trading fees on the sale. When your sale request is received, the plan administrator will execute a sale order for your account as soon as practicable, following which a check for the proceeds of the sale (based on the actual sale price), less any trading fees and service charges, will be sent to you. You should be aware that stock prices may fall during the period between a request for a sale, its receipt by the plan administrator and the actual sale. Instructions sent to the plan administrator to sell shares are binding and may not be rescinded. The plan administrator reserves the right to require that your request to sell shares be made in writing with your signature guaranteed by a commercial bank or trust company or a firm having membership in a medallion signature program acceptable to the plan administrator.

Alternatively, you can request the plan administrator to issue to you a certificate for any or all of the whole shares in your plan account, and thereafter you may sell any or all of the shares represented by that certificate through your own broker or otherwise at any time you choose.

Your sale request will not terminate your participation in the plan (as long as you continue to own shares subject to the plan) unless you expressly notify the plan administrator that you are terminating your participation. Item 20 below explains what happens when you sell all of the shares in your plan account and terminate your participation in the plan.

17.	What happens to my plan account if all shares for which I hold certificates are transferred or sold or if all the shares held in my plan account are transferred or sold?

If you dispose of all shares for which you hold certificates registered in your own name, but you continue to own shares subject to the plan in book-entry form, your participation in the plan will continue, unless you notify the plan administrator to terminate your participation in the plan. If you dispose of all the shares held in your plan account, but you continue to hold certificates that are subject to dividend reinvestment, your participation in the plan will continue, unless you notify the plan administrator to terminate your participation in the plan. The procedure for terminating your participation in the plan is described in Items 19 and 20 below.

If you dispose of all the shares held by you (whether certificated or in your plan account), your participation in the plan should automatically terminate. To ensure that this has taken place, you are advised to contact the plan administrator.

DISCONTINUING DIVIDEND REINVESTMENT AND TERMINATING PARTICIPATION

18.	How do I discontinue the reinvestment of dividends under the plan?

You may discontinue the reinvestment of dividends under the plan on shares that are not held by the plan administrator by notifying the plan administrator. The plan administrator must receive the notice that you wish to discontinue reinvesting your dividends prior to the dividend record date in order for it to be effective as to that dividend payment date. If the plan administrator does not receive the notice until on or after the dividend record date for a particular dividend, your reinvestment will continue until that dividend has been reinvested and the shares purchased have been credited to your account. You cannot discontinue dividend reinvestment as to shares held in your plan account without withdrawing them from the plan.

(Withdrawing all shares in your plan account and discontinuing dividend reinvestment as to all shares owned by you should terminate your participation in the plan. See Item 19 below.)

19.	How do I terminate my participation in the plan?

You must notify the plan administrator that you are terminating your participation in the plan. See Item 6 for the ways that you can notify the plan administrator. To terminate your participation, you must withdraw (or sell) all the book-entry shares held in your plan account(s), request that the plan administrator sell any fractional share(s) and elect to receive all future dividends in cash. If the plan administrator does not receive the notice until on or after the dividend record date for a particular dividend, your reinvestment will continue until that dividend has been reinvested and the shares purchased have been credited to your account.

20.	What happens to my shares when I terminate participation in the plan?

If you terminate your participation in the plan without selling any shares, you will receive a stock certificate for all full shares credited to your account. You will receive a check for any fractional share. Fractional shares will be liquidated at a price equal to the current market value (as described in Item 9) multiplied by such fraction. The plan administrator will mail the proceeds of such liquidation, together with a certificate for whole shares, directly to you.

If you terminate your participation in the plan and request the plan administrator to sell all of the shares of Hibernia stock in your plan account, the plan administrator will sell those shares and send you the proceeds (based on the actual sale price), less any trading fees and service charges. Any fractional share will be liquidated at the same price as that at which your whole shares of stock are sold. The plan administrator cannot sell any of your shares that are in certificated form unless they are first deposited in safekeeping in your plan account. Item 12 above describes safekeeping. Item 16 above contains additional information about how the plan administrator will handle the sale of your shares.

FEDERAL INCOME TAX CONSEQUENCES

21.	What are the federal income tax consequences of participation in the plan?

The following summary is based upon an interpretation of current federal income tax law. You should consult your own tax advisor to determine whether there have been any changes to federal income tax law and to determine the particular tax consequences, including state tax consequences, that may result from your participation in the plan and subsequent disposal of shares acquired by you pursuant to the plan.

The Internal Revenue Service has ruled that shareholders participating in dividend reinvestment plans are treated for federal income tax purposes as having received the full amount of the reinvested dividends as dividend income. If shares are acquired in open market or in privately negotiated transactions, the amount of trading fees paid by Hibernia on your behalf will also be treated as a distribution to you. These amounts may give rise to a tax liability without providing you with immediate cash to pay the tax when it becomes due.

In the case of corporate shareholders, the full amount of dividends reinvested may be eligible for the dividends-received deduction available under the Internal Revenue Code.

In the case of foreign shareholders whose taxable income under the plan is subject to federal income tax withholding, and in the case of any other shareholders for whom federal income tax withholding on dividends is required, dividends will be reinvested net of the amount of tax required to be withheld. Regular statements of account confirming purchases made for those participants will indicate the amount of tax withheld.

The tax basis of any shares purchased directly from Hibernia will be the current market value as of the date on which they were purchased. The tax basis of any shares acquired in open market or privately negotiated transactions will be the amount you are charged for the shares, increased by the amount of any trading fees paid by Hibernia on your behalf. The holding period for shares acquired through the plan will begin on the day after the date on which they were purchased.

If a fractional share of Hibernia stock is liquidated, you will generally recognize capital gain or loss in any amount equal to the difference between the cash payment and your basis in the fractional share. Capital gain or loss can be long-term or short-term, depending upon your holding period.

Annually, the plan administrator will mail you IRS Form 1099-DIV to report dividend income. In addition, if you sell shares through the plan, the plan administrator will mail you IRS Form 1099-B to report the transaction.

OTHER INFORMATION

22.	What happens if Hibernia has a common stock rights offering, issues a stock dividend or declares a stock split?

Your participation in any rights offering will be based upon both the shares registered in your name and the shares (including any fractional shares) credited to your plan account. Full and fractional shares resulting from stock dividends or stock splits on shares credited to your account will be added to your account. The number and class of shares subject to the plan are adjusted to reflect events such as stock dividends, stock splits, recapitalizations and like changes in capitalization.

23.	How will my plan shares be voted at a meeting of shareholders?

You vote the shares held in the plan for your account. If shares are credited to your plan account on the record date for a meeting of Hibernia’s shareholders, you will be furnished with proxy material for the meeting. When you properly and timely submit your proxy, either electronically, by telephone or by properly signed card, it will be voted according to your instructions.

24.	What are the responsibilities of the plan administrator?

The plan administrator acts as your agent. It receives your dividend payments and optional cash payments, invests those amounts in shares of common stock, arranges for the safekeeping of share certificates, sells shares upon your request, keeps records for the plan, sends statements of account to you, maintains records of your account and provides you with information about all transactions in and the status of your account.

All notices from the plan administrator to you as a participant will be addressed to you at your last address of record with the plan administrator. The mailing of a notice to your last address of record will satisfy the plan administrator’s duty of giving notice to you. Therefore, if you change your address, you must promptly notify the plan administrator. Item 6 contains information about how to contact the plan administrator.

25.	What are the limitations on the responsibilities of the plan administrator and Hibernia?

Neither the plan administrator nor Hibernia has any responsibility beyond the exercise of ordinary care for any reasonable and prudent actions taken or omitted pursuant to the plan.

Although this is not a complete list, as an example, they will not be liable for any claim arising out of a failure to terminate a participant’s account upon the participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency. As a further example, they will not be liable for the prices at which shares are purchased for participants’ accounts or the timing of such purchases or for fluctuations in the market value of the common stock. They will not have any duties, responsibilities or liabilities except those that are expressly set forth in the plan.

Neither Hibernia nor the plan administrator can provide any assurance that shares purchased under the plan will, at any particular time, be worth more or less than their purchase price.

Any obligation to offer, issue or sell stock hereunder is subject to our obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the stock. We may elect not to offer or sell our stock in jurisdictions where, in our discretion, the burden or expense of compliance with applicable laws makes such offers or sales impracticable or inadvisable.

All transactions in connection with the plan, including the optional cash payment feature, are governed by the laws of the State of Louisiana.

26.	Can the plan be changed or discontinued?

Although Hibernia hopes to continue the plan indefinitely, we reserve the right to suspend, modify or terminate the plan at any time. You will ordinarily be notified of any suspension or termination of or any material modification to the plan, but the failure to provide notice will not delay the effectiveness of any such action. Hibernia also may adopt rules and procedures for the administration of the plan, may interpret the provisions of the plan and may make any necessary determinations relating thereto (including, without limitation, the termination of your participation in the plan at any time). Any rules, procedures, interpretations and determinations shall be final and binding. Hibernia may from time to time designate a successor plan administrator under the plan. Either Hibernia or the plan administrator may terminate your participation in the plan at any time for any reason.

WHERE YOU CAN FIND MORE INFORMATION

Hibernia is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and as required by the Exchange Act, Hibernia files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by Hibernia can be inspected and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 (and at the SEC’s New York and Chicago Regional Offices, which are located at 233 Broadway, New York, New York 10279 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604). You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers (like Hibernia) that file electronically with the SEC. The address of that site is www.sec.gov. Copies of such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Hibernia also maintains an Internet site that contains copies of documents filed with the SEC and other information. The address of that site is www.hibernia.com.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Hibernia to “incorporate by reference” the information it files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The following documents filed by Hibernia with the SEC are incorporated herein by reference:

(1)	Hibernia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

(2)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001;

(3)
the description of the common stock contained in Hibernia’s Current Report on Form 8-K filed with the SEC on December 4, 1998, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by Hibernia pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the common stock covered by this prospectus, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Hibernia will provide without charge to any person to whom this prospectus is delivered, on the written, oral or electronic request of any such person, a copy of any or all documents incorporated herein by reference. Written requests should be directed to Susan Klein, Assistant Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, LA 70161 (telephone number 504-533-3411 or e-mail sklein@hibernia.com).

FACTORS THAT MAY AFFECT FUTURE RESULTS

Please keep in mind that the information delivered to you with this prospectus may contain forward-looking statements. Also, the information filed by Hibernia with the SEC contains forward-looking statements. By nature, forward-looking statements involve various uncertainties. These uncertainties could cause actual results to be materially different from the forward-looking statements. When reading any of these documents, you should consider all of the risks and uncertainties that are discussed, and you should not rely solely on forward-looking statements made by Hibernia. Hibernia does not undertake any obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

Factors that could cause actual results to be materially different from forward-looking statements include interest rate, market and monetary fluctuations; monetary and fiscal policies and laws; changes in laws and regulations; inflation; prepayment speeds and loan demand; general economic conditions as well as economic conditions in Hibernia’s markets; competition; changes in business or consumer spending, borrowing or savings habits; asset quality; stock price volatility; Hibernia’s asset/liability management strategies as well as its marketing, product development, sales and other strategies; changes in real estate and construction costs and availability; unforeseen local, regional, national or global events; and the ability of Hibernia to manage these and other risks.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 83 of the Business Corporation Law of Louisiana, R.S. 12:83, authorizes Hibernia to indemnify directors, officers, employees or agents of Hibernia for their acts while serving Hibernia, if done in good faith and in a manner any such person reasonably believed to be in or not opposed to the best interests of Hibernia, and, with respect to any criminal action, had no reasonable cause to believe was unlawful.

Hibernia’s Articles of Incorporation require indemnification of officers and directors, except as prohibited by law, for their acts while serving Hibernia. Hibernia has entered into indemnification agreements with its directors. These agreements require indemnification for acts while serving Hibernia (with specified exceptions) and require advancement of expenses (subject to an agreement to reimburse Hibernia for such advancement under certain circumstances and subject to specified exceptions). The agreements also specify certain procedures applicable to the directors’ indemnification rights. Hibernia also maintains insurance covering the liability of its directors and officers for actions taken in their official capacity.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Hibernia pursuant to the foregoing provisions, Hibernia has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Cathy E. Chessin, Senior Vice President, Corporate Counsel and Secretary of Hibernia, has rendered a legal opinion to the effect that the common stock to be issued or sold by Hibernia pursuant to the plan will be, when so issued or sold, legally issued, fully paid and nonassessable. Ms. Chessin is an officer of and receives compensation from Hibernia. As of December 31, 2002, the Company’s records indicate that Ms. Chessin held approximately 535 shares of common stock of Hibernia.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

No person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by Hibernia. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Hibernia since the date hereof. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission, and to which portions reference is hereby made for further information with respect to Hibernia and the securities offered hereby. The Registration Statement may be inspected without charge by anyone at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of it may be obtained from the Commission at its principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by it.

HIBERNIA
CORPORATION

DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

3,500,000 Shares
Class A Common Stock
(No Par Value)

PROSPECTUS

January 13, 2003

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The estimated expenses, other than underwriting or broker-dealer fees, discounts and commissions, in connection with the offering are as follows:

Securities Act Registration Fee	$6,385
Printing and Engraving Expenses	4,300	*
Legal Fees and Expenses	4,000	*
Accounting Fees and Expenses	2,000	*
Stock Exchange Listing Fee	2,500
Miscellaneous	800	*

TOTAL	$19,985	*

*These fees have been estimated for purposes of this table. Plan administration fees are estimated at approximately $52,000 per year.

Item 15.    Indemnification of Directors and Officers

The Louisiana Business Corporation Law (“LBCL”) contains several provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinary prudent men would exercise under similar circumstances in like positions; however, Section 91 specifically provides that a director or officer shall not be held personally liable to the corporation or its shareholders for monetary damages unless the director or officer acted in a grossly negligent manner or engaged in conduct demonstrating a greater disregard of the duty of care than gross negligence. Gross negligence is defined as a reckless disregard of or carelessness amounting to indifference to the best interests of the corporation or the shareholders. Section 91 also provides that a director or officer who makes a business decision in good faith satisfies the required duty of care if he or she does not have a conflict of interest with respect to the matter, is informed about the matter to the extent he or she reasonably believes to be appropriate under the circumstances and rationally believes his or her judgment is in the best interests of the corporation and its shareholders. Section 91 also specifically provides that it is not intended to derogate from any indemnification permitted under Section 83 (which is discussed below).

Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation’s officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person’s professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation, he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. In such suits, indemnification is limited to expenses (including attorneys’ fees and amounts paid in settlement) not exceeding (in the judgment of the board of directors) the estimated expense of litigating the action to conclusion actually and reasonably incurred in connection with the defense or settlement of the action. Further, no indemnification is permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court.

Indemnification of officers and directors may only be made by the corporation (unless ordered by the court) if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable and a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or otherwise in the defense of any action or suit against him giving rise to a claim of indemnification. Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors. In addition, a corporation may only advance defense costs if it has received an undertaking by or on behalf of the officer or director to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified as otherwise authorized by Section 83.

Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

The Company has adopted an indemnification provision to its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Company’s indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Company or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Company) by reason of the fact that the person served as an officer or director of the

Company or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Company if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Company to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

The Company’s Articles of Incorporation further provide that no director or officer of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such a limitation.

The Company has entered into indemnification agreements with its directors which require indemnification against expenses (including fees and expenses of counsel) and liabilities (including judgments, fines, excise taxes, penalties and amounts paid in settlement) incurred by a director in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other and whether brought by or in the right of the Company or otherwise, in which the director may be involved as a party, potential party, witness or otherwise by reason of the fact that he or she was a director of the Company or served at the request of the Company as a director, officer, employee or other representative of another entity. Directors may only be indemnified for expenses in cases brought by a director against the Company if the action is a claim for indemnification, the director prevails in the action in whole or in part or indemnification is included in any settlement or is awarded by a court. The agreement also provides for advancement of expenses and includes an agreement by the director to repay such expenses if, among other things, it is finally adjudicated that the director is not entitled to them under the agreement. Under the agreement, the Company is not liable to make payments if, among other things, there is a final adjudication that the payment is prohibited by law. The agreement provides certain time periods within which payments must be made by the Company following demand.

Further, the Company maintains insurance covering the liability of its directors and officers for actions taken in their official capacity.

Item 16.    Exhibits

EXHIBIT		DESCRIPTION
5		Form of opinion of Corporate Counsel
23	(a)	Consent of Corporate Counsel (included in Exhibit 5)
23	(b)	Consent of Ernst & Young LLP
24		Powers of Attorney
99.25		Form of Letter to Plan Participants as of January 10, 2003
Item 17.    Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on this 13th day of January 2003.

HIBERNIA CORPORATION

By:	/s/ Cathy E. Chessin
Name: Cathy E. Chessin Title: Senior Vice President, Corporate Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert H. Boh* Robert H. Boh	Chairman of the Board of Directors	January 13, 2003

/s/ J. Herbert Boydstun J. Herbert Boydstun	President and Chief Executive Officer and Director (principal executive officer)	January 13, 2003

/s/ Marsha M. Gassan Marsha M. Gassan	Chief Financial Officer (principal financial officer)	January 13, 2003

/s/ Ron E. Samford, Jr. Ron E. Samford, Jr.	Chief Accounting Officer (principal accounting officer)	January 13, 2003

/s/ E. R. “Bo” Campbell* E. R. “Bo” Campbell	Director	January 13, 2003

/s/ Paul Candies* Paul Candies	Director	January 13, 2003

/s/ Richard W. Freeman, Jr.* Richard W. Freeman, Jr.	Director	January 13, 2003

Signature	Title	Date

/s/ Dick H. Hearin* Dick H. Hearin	Director	January 13, 2003

/s/ Robert T. Holleman* Robert T. Holleman	Director	January 13, 2003

/s/ Randall E. Howard* Randall E. Howard	Director	January 13, 2003

/s/ Elton R. King* Elton R. King	Director	January 13, 2003

/s/ Sidney W. Lassen* Sidney W. Lassen	Director	January 13, 2003

/s/ Janee “Gee” Mercadel-Tucker* Janee “Gee” Mercadel-Tucker	Director	January 13, 2003

/s/ Donald J. Nalty* Donald J. Nalty	Director	January 13, 2003

/s/ Ray B. Nesbitt* Ray B. Nesbitt	Director	January 13, 2003

/s/ William C. O’Malley* William C. O’Malley	Director	January 13, 2003

/s/ Dr. James R. Peltier* Dr. James R. Peltier	Director	January 13, 2003

/s/ Robert T. Ratcliff* Robert T. Ratcliff	Director	January 13, 2003

*By: /s/ Cathy E. Chessin Cathy E. Chessin Attorney-in-Fact

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